NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Jim Shaffer (515) 965-6107

Casey’s Reports Early Progress Toward Annual Goals

Ankeny, Iowa, September 2, 2003—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported results for the first quarter of fiscal 2004 ended July 31, 2003. Basic earnings were $0.28 per share compared with $0.25 for the first quarter of fiscal 2003. “Our solid first quarter is a good start toward meeting the six goals we’ve set for fiscal 2004,” said Chairman and CEO Ronald M. Lamb. “Now that we’re four months into the year, we have quantifiable measures of how we’re building on last year’s momentum.”

The first annual goal is to execute the technology initiatives with emphasis on full point of sale. At quarter-end, 185 corporate stores were operating with full POS technology; one month later, the number had increased to 212. The Company is installing 8 systems per week.

Casey’s originally contracted to have real-time satellite communication in 1,100 stores by December 31, 2003. The number has since increased to 1,260. As of the end of August, 793 stores were on the system. The communications infrastructure holds the promise for significant savings in credit card transaction fees. Management estimates the savings will be visible in the third quarter.

“The other two technology initiatives—having pay at the pump and cigarette scanning in virtually all stores—are behind us strategically but continue at the operational level,” Lamb said. At August 31, both were up and running in 1,042 stores.

The second annual goal is to increase gasoline gross profit by fine-tuning mechanisms for balancing gallons sold and average margin per gallon. In the first quarter, the Company sold 259.3 million gallons, up 9% from the 237.9 million gallons sold in the same quarter a year ago, and the average margin per gallon was 9.7 cents compared with 9.9 cents. The gasoline gross profit improved to $25.2 million from $23.5 million. Lamb stated, “The margin was short of our historical average, and the gross profit, though up, was below our expectations. We will continue the fine-tuning.”

The third annual goal is to raise gross profit on inside sales by using POS data to build customer appeal and manage margins. The two business segments comprising inside sales are grocery & other merchandise and prepared food & fountain.

Grocery & other merchandise sales were up 3% to $187.9 million with an average margin of 31.5% versus 31% for the first quarter of fiscal 2003. The segment’s gross profit was $59.2 million, up 4.6%. The largest gains in sales and margin were from groceries. Cigarette sales and margin were flat primarily due to lower retail prices.

Sales of prepared food & fountain items were up 8.7% to $47.4 million with an average margin of 60.8% versus 59.1% for the first quarter of fiscal 2003. The segment’s gross profit was $28.8 million, up 11.6%. “We achieved the margin through better buying and lower stale percentages,” Lamb explained. “Our sub sandwiches are selling well, and we’re rolling out new products—popcorn chicken, French toast sticks, and apple fritters.”

Overall, inside sales were up 4.1% to $235.3 million, and the gross margin was up 94 basis points to 37.4%. The gross profit was up 6.8% to $88 million.

The fourth annual goal is to continue rewarding store managers for profitable store performance. Companywide, gross profit for the first quarter was up 6.8% to $113.8 million from $106.6 million. During the same period, operating expenses grew 5.8%. “For a year now, we’ve had in place a store manager compensation program that rewards managers for increasing gasoline and inside sales, controlling store operation expenses, and meeting gross profit targets,” Lamb said. “The gross profit-to-operating expenses comparison for the first quarter indicates the program is working.”

“The fifth annual goal to use Casey’s excellent financial position to take advantage of business opportunities supports the sixth, to be more aggressive in acquiring stores,” stated Lamb. “So far this fiscal year, we have acquired 2 competitor stores and reached agreement to acquire 4 more before December 31, 2003. We currently have agreements to purchase 11 franchise stores during the fiscal year. Our acquisition team is in the midst of dialogue with the owners of 11 franchise stores and 24 competitor stores that offer sound opportunities.”

At its August 28, 2003 meeting, the Board of Directors declared a regular quarterly dividend of $0.035 per share, payable November 17, 2003 to shareholders of record as of November 3, 2003. Casey’s Directors and management team invite all shareholders to attend the annual meeting at 9:00 a.m. on September 19, 2003 at Company headquarters in Ankeny, Iowa.

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Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended July 31,
	2003	2002
Net sales	$609,371	$550,497
Franchise revenue	503	708

Total revenue	$609,874	$551,205

Cost of goods sold	$495,540	$443,909
Operating expenses	77,150	72,897
Depreciation and amortization	12,165	11,635
Interest, net	3,245	3,351

	$588,100	$531,792

Income before income taxes	$21,774	$19,413
Federal and state income taxes	7,947	7,222

Net income	$13,827	$12,191

Basic earnings per share	$.28	$.25
Weighted average shares outstanding	49,741	49,626
Diluted earnings per share	$.28	$.25
Weighted average shares outstanding	49,903	49,734

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	(unaudited) July 31, 2003	April 30, 2003
Assets
Current assets
Cash and cash equivalents	$52,662	$40,544
Receivables	5,793	5,742
Inventories	72,374	63,009
Prepaid expenses	5,084	4,590
Income taxes receivable	—	2,989

Total current assets	$135,913	$116,874

Other assets, net of amortization	1,127	808
Property and equipment, net of accumulated depreciation July 31, 2003 $379,593 April 30, 2003 $368,123	661,967	657,643

Total assets	$799,007	$775,325

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$31,219	19,897
Accounts payable	72,798	64,880
Accrued expenses	30,545	32,561
Income taxes payable	2,323	—

Total current liabilities	$136,885	$117,338

Long-term debt, net of current maturities	$149,556	$162,394
Deferred income taxes	89,621	86,871
Deferred compensation	4,905	4,484

Total liabilities	$380,967	$371,087

Total shareholders’ equity	418,040	404,238

Total liabilities and shareholders’ equity	$799,007	$775,325

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Dollars in thousands)

Three months ended 7/31/03	Gasoline	Grocery & other merchandise	Prepared food & fountain	Other	Total

Sales	$367,010	$187,911	$47,431	$7,019	$609,371
Gross profit	$25,231	$59,214	$28,835	$551	$113,831
Margin	6.9%	31.5%	60.8%	7.9%	18.7%
Gasoline Gallons	259,269

Three months ended 7/31/02

Sales	$313,143	$182,392	$43,641	$11,321	$550,497
Gross profit	$23,495	$56,629	$25,799	$665	$106,588
Margin	7.5%	31.0%	59.1%	5.9%	19.4%

Gasoline Gallons	237,852

	Gasoline Gallons Same Store Sales Growth (Stores open for at least one full year)						Gasoline Margin (Cents per gallon)

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	6.4%				6.4%	F2004	9.7 ¢				9.7 ¢
F2003	-5.4	-5.1	-4.4	4.1	-3.0	F2003	9.9	11.3	11.2	11.4	10.9
F2002	6.3	11.5	17.7	2.0	9.2	F2002	9.5	11.3	8.3	10.1	9.8
F2001	-1.2	-6.0	-10.7	-4.7	-5.6	F2001	13.3	12.1	11.6	7.9	11.3

	Grocery & Other Merchandise Same Store Sales Growth (Stores open for at least one full year)						Grocery & Other Merchandise Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	0.6%				0.6%	F2004	31.5%				31.5%
F2003	4.2	0.8	-3.1	-1.9	0.6	F2003	31.0	33.0	30.6	31.2	31.5
F2002	8.7	10.6	19.0	9.7	11.7	F2002	32.9	30.6	27.0	30.4	30.3
F2001	5.1	0.3	-6.4	-2.2	-0.6	F2001	32.1	34.3	32.4	30.7	32.4

	Prepared Food & Fountain Same Store Sales Growth (Stores open for at least one full year)						Prepared Food & Fountain Margin

	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2004	5.8%				5.8%	F2004	60.8%				60.8%
F2003	2.8	2.0	-2.9	2.4	1.1	F2003	59.1	60.1	60.3	58.0	59.4
F2002	7.0	7.6	15.4	3.5	8.3	F2002	54.9	53.9	56.8	56.2	55.4
F2001	3.0	2.9	2.0	3.7	2.9	F2001	57.3	56.9	56.6	54.3	56.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 3, 2003. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.